Results of November 11, 2004 and January 10, 2005 shareholder meeting
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	     	Votes		Votes
		for		withheld
Jameson A. Baxter 		225,129,463		7,085,009
Charles B. Curtis	 	225,019,365		7,195,107
Myra R. Drucker		224,935,025		7,279,447
Charles E. Haldeman, Jr. 		225,111,919		7,102,553
John A. Hill		225,294,232		6,920,240
Ronald J. Jackson		225,217,560		6,996,912
Paul L. Joskow		225,378,479		6,835,993
Elizabeth T. Kennan		224,958,866		7,255,606
John H. Mullin, III		225,325,660		6,888,812
Robert E. Patterson		225,242,241		6,972,231
George Putnam, III		224,924,765		7,289,707
A.J.C. Smith *		225,035,501		7,178,971
W. Thomas Stephens		225,073,311		7,141,161
Richard B. Worley		224,906,036		7,308,436

A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  For	against

	163,294,479	11,496,142		57,423,851

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	against

	163,934,149	10,839,013		57,441,311

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
	For	against

      	168,303,944	7,001,556	56,908,973

January 10, 2005 meeting

A proposal to amend the Trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes For	Votes Against		Abstentions

	165,860,992	8,670,478		58,108,498


*Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.